Exhibit 99.1

Ciena Reports Unaudited Fiscal Fourth Quarter 2010 and Year-End Financial Results

Transformative year drives strong momentum; Nortel MEN integration remains on track

LINTHICUM, Md.--(BUSINESS WIRE)--December 9, 2010--Ciena® Corporation (NASDAQ: CIEN), the network specialist, today announced unaudited results for its fiscal fourth quarter and year ended October 31, 2010.

For the fiscal fourth quarter 2010, Ciena reported revenue of $417.6 million, representing a 7% sequential increase from fiscal third quarter 2010 revenue of $389.7 million. Fiscal fourth quarter performance includes $255.6 million in revenue from the acquired assets of the Metro Ethernet Networks business of Nortel* (the "MEN Business"), reflecting the second full quarter of combined operations since the close of the transaction on March 19, 2010. For fiscal year 2010, Ciena reported revenue of $1.2 billion, as compared to $652.6 million for fiscal year 2009, an increase primarily driven by the acquisition of the MEN Business.

“With strong fiscal fourth quarter and year-end results and our integration activities solidly on track, it is evident that our strategic direction and execution continue to be validated by the market,” said Gary Smith, president and CEO of Ciena. “As a focused player with scale, we are taking advantage of our increased global reach and market leadership to capitalize on future growth opportunities and improve operating leverage."

On the basis of generally accepted accounting principles (GAAP), Ciena's net loss for the fiscal fourth quarter 2010 was $(80.3) million, or $(0.86) per common share, which compares to a GAAP net loss of $(26.7) million, or $(0.29) per common share, for the fiscal fourth quarter of 2009. The fiscal fourth quarter 2010 included $18.1 million in acquisition and integration-related costs associated with Ciena's acquisition of the MEN Business. For the fiscal year 2010, Ciena had a net loss of $(333.5) million, or $(3.58) per common share.

Ciena's adjusted (non-GAAP) net loss for the fiscal fourth quarter 2010 was $(17.0) million, or $(0.18) per common share, which compares to an adjusted (non-GAAP) net loss of $(10.8) million, or $(0.12) per common share for the fiscal fourth quarter 2009. For fiscal year 2010, Ciena’s adjusted (non-GAAP) net loss was $(48.1) million, or $(0.52) per common share. Reconciliations between the GAAP and adjusted (non-GAAP) measures contained in this release are provided in the tables in Appendices A and B.

Fiscal Fourth Quarter 2010 Performance Summary

  $417.6 million in revenue, reflecting approximately $255.6 million from the MEN Business.
  Non-U.S. customers contributed 50% of total revenue.
  One 10%-plus customer that represented 15% of total quarterly revenue.
  Adjusted (non-GAAP) operating expense of $195.3 million.
  GAAP gross margin of 40.3%.
  Adjusted (non-GAAP) gross margin of 43.7%, which excludes share-based compensation costs, amortization of intangible assets, and fair value adjustment of acquired inventory.
  GAAP net loss of $(80.3) million or $(0.86) per common share.
  Adjusted (non-GAAP) net loss of $(17.0) million or $(0.18) per common share.
  Ended the quarter with cash and cash equivalents of $688.7 million. We used $25.8 million in cash for operations during the quarter, which reflects $2.0 million provided from changes in working capital and $27.8 million in net losses (adjusted for non-cash charges).
  Incurred $18.1 million in acquisition and integration-related costs, and $4.5 million in restructuring costs.

Business Outlook

"While current macroeconomic conditions are still causing some caution in customer spending, the continuing strength in the fundamental demand drivers of our business and progress on our integration gives us confidence in our ability to achieve our operating targets,” stated Smith. “We expect fiscal first quarter 2011 revenue to be in the range of $410 million to $430 million and adjusted gross margin to be in the low 40s range.”

Live Web Broadcast of Unaudited Fiscal Fourth Quarter 2010 and Year-End Results

Ciena will host a discussion of its unaudited fiscal fourth quarter 2010 and year-end results with investors and financial analysts today, Thursday, December 9, 2010 at 8:30 a.m. (Eastern). The live broadcast of the discussion will be available via Ciena’s homepage at www.ciena.com. An archived version of the discussion will be available shortly following the conclusion of the live broadcast on the Investor Relations page of Ciena’s website at: www.ciena.com/investors.

Note to Investors

Forward-looking statements. This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof. Ciena's actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Report on Form 10-Q, which Ciena filed with the Securities and Exchange Commission on September 8, 2010. Forward-looking statements include statements regarding Ciena's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. Forward-looking statements in this release include: based on our direct conversations with customers and supported by trends we are seeing currently in the business, including recently improved order flow, we expect to deliver sequential revenue growth in our fiscal third quarter. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Non-GAAP Presentation of Quarterly Results. This release includes non-GAAP measures of Ciena’s gross profit, operating expenses, income from operations, net income and net income per share. In evaluating the operating performance of Ciena’s business, management excludes certain charges and credits that are required by GAAP. These items, share one or more of the following characteristics: they are unusual and Ciena does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; they are unrelated to the ongoing operation of the business in the ordinary course; or their magnitude and timing is largely outside of Ciena’s control. Management believes that the non-GAAP measures below provide management and investors useful information and meaningful insight to the operating performance of the business. The presentation of these non-GAAP financial measures should be considered in addition to Ciena’s GAAP results and these measures are not intended to be a substitute for the financial information prepared and presented in accordance with GAAP. Ciena’s non-GAAP measures and the related adjustments may differ from non-GAAP measures used by other companies and should only be used to evaluate Ciena’s results of operations in conjunction with our corresponding GAAP results. For a complete GAAP to non-GAAP reconciliation of the non-GAAP measures contained in this release, see Appendix A.

About Ciena

Ciena is the network specialist. We collaborate with customers worldwide to unlock the strategic potential of their networks and fundamentally change the way they perform and compete. With focused innovation, Ciena brings together the reliability and capacity of optical networking with the flexibility and economics of Ethernet, unified by a software suite that delivers the industry’s leading network automation. We routinely post recent news, financial results and other important announcements and information about Ciena on our website. For more information, visit www.ciena.com.

*'Nortel' is a trademark of Nortel Networks, used under license by Ciena.

CIENA CORPORATION
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Quarter Ended October 31,		Year Ended October 31,
	2009	2010	2009	2010

Revenue:
Products	$149,053	$341,387	$547,522	$1,009,239
Services	27,217	76,227	105,107	227,397
Total revenue	176,270	417,614	652,629	1,236,636
Cost of goods sold:
Products	81,542	200,255	296,170	596,704
Services	17,126	48,969	71,629	142,431
Total cost of goods sold	98,668	249,224	367,799	739,135
Gross profit	77,602	168,390	284,830	497,501

Operating expenses
Research and development	49,695	105,582	190,319	327,626
Selling and marketing	35,945	61,823	134,527	193,515
General and administrative	11,785	35,777	47,509	102,692
Acquisition and integration costs	-	18,094	-	101,379
Amortization of intangible assets	5,974	37,572	24,826	99,401
Restructuring costs	791	4,529	11,207	8,514
Goodwill impairment	-	-	455,673	-
Change in fair value of contingent consideration	-	(13,807)	-	(13,807)
Total operating expenses	104,190	249,570	864,061	819,320
Loss from operations	(26,588)	(81,180)	(579,231)	(321,819)
Interest and other income, net	320	3,610	9,487	3,917
Interest expense	(1,854)	(6,688)	(7,406)	(18,619)
Loss on cost method investments	-	-	(5,328)	-
Gain on extinguishment of debt	-	4,948	-	4,948
Loss before income taxes	(28,122)	(79,310)	(582,478)	(331,573)
Provision (benefit) for income taxes	(1,463)	1,007	(1,324)	1,941
Net loss	$(26,659)	$(80,317)	$(581,154)	$(333,514)

Basic net loss per common share	$(0.29)	$(0.86)	$(6.37)	$(3.58)

Diluted net loss per potential common share	$(0.29)	$(0.86)	$(6.37)	$(3.58)

Weighted average basic common shares outstanding	91,758	93,197	91,167	93,103

Weighted average dilutive potential common shares outstanding	91,758	93,197	91,167	93,103

CIENA CORPORATION
CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

ASSETS
	October 31,
Current assets:	2009	2010
Cash and cash equivalents	$485,705	$688,687
Short-term investments	563,183	-
Accounts receivable, net	118,251	343,582
Inventories	88,086	261,619
Prepaid expenses and other	50,537	147,680
Total current assets	1,305,762	1,441,568
Long-term investments	8,031	-
Equipment, furniture and fixtures, net	61,868	120,294
Other intangible assets, net	60,820	426,412
Other long-term assets	67,902	129,819
Total assets	$1,504,383	$2,118,093

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$53,104	$200,617
Accrued liabilities	105,160	193,994
Deferred revenue	40,565	75,334
Total current liabilities	198,829	469,945
Long-term deferred revenue	35,368	29,715
Other long-term obligations	16,348	16,435
Convertible notes payable	798,000	1,442,705
Total liabilities	1,048,545	1,958,800
Commitments and contingencies
Stockholders' equity:
Preferred stock – par value $0.01; 20,000,000 shares authorized; zero shares issued and outstanding	-	-
Common stock – par value $0.01; 290,000,000 shares authorized; 92,038,360 and 94,060,300 shares issued and outstanding	920	941
Additional paid-in capital	5,665,028	5,702,137
Accumulated other comprehensive income	1,223	1,062
Accumulated deficit	(5,211,333)	(5,544,847)
Total stockholders' equity	455,838	159,293
Total liabilities and stockholders' equity	$1,504,383	$2,118,093

CIENA CORPORATION
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Year Ended October 31,
	2009	2010
Cash flows from operating activities:
Net loss	$(581,154)	$(333,514)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain on extinguishment of debt	-	(4,948)
Amortization of premium (discount) on marketable debt securities	(907)	574
Loss on cost method investments	5,328	-
Change in fair value of embedded redemption feature	-	(2,510)
Change in fair value of contingent consideration	-	(13,807)
Depreciation of equipment, furniture and fixtures, and amortization of leasehold improvements	21,933	42,789
Impairment of goodwill	455,673	-
Share-based compensation costs	34,438	35,560
Amortization of intangible assets	31,429	127,018
Deferred tax provision	(883)	700
Provision for inventory excess and obsolescence	15,719	13,696
Provision for warranty	19,286	15,353
Other	2,044	2,296
Changes in assets and liabilities, net of effect of acquisition:
Accounts receivable	20,097	(218,196)
Inventories	(10,353)	(40,957)
Prepaid expenses and other	(9,678)	(34,908)
Accounts payable, accruals and other obligations	2,943	180,814
Deferred revenue	1,506	1,030
Net cash provided by (used in) operating activities	7,421	(229,010)
Cash flows from investing activities:
Payments for equipment, furniture, fixtures and intellectual property	(24,114)	(51,207)
Restricted cash	(4,116)	(24,521)
Purchase of available for sale securities	(1,214,218)	(63,591)
Proceeds from maturities of available for sale securities	645,119	454,141
Proceeds from sales of available for sale securities	523,137	179,531
Acquisition of business	-	(693,247)
Net cash used in investing activities	(74,192)	(198,894)
Cash flows from financing activities:
Proceeds from issuance of senior convertible notes	-	725,000
Repayment of senior convertible notes payable	-	(76,065)
Debt issuance costs	-	(20,301)
Proceeds from issuance of common stock and warrants	1,107	1,570
Net cash provided by financing activities	1,107	630,204
Effect of exchange rate changes on cash and cash equivalents	700	682
Net increase (decrease) in cash and cash equivalents	(64,964)	202,982
Cash and cash equivalents at beginning of period	550,669	485,705
Cash and cash equivalents at end of period	$485,705	$688,687
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$4,748	$12,248
Cash paid during the period for income taxes, net	$584	$1,705
Non-cash investing and financing activities
Purchase of equipment in accounts payable	$1,481	$5,259
Debt issuance costs in accrued liabilities	$-	$206

APPENDIX A - Reconciliation of Adjusted (Non-GAAP) Quarterly Measures

	Quarter Ended October 31,
	2009	2010

Gross Profit Reconciliation (GAAP/non-GAAP)
GAAP gross profit	$77,602	$168,390
Share-based compensation-products	497	664
Share-based compensation-services	358	402
Amortization of intangible assets	684	5,784
Fair value adjustment of acquired inventory	-	7,090
Total adjustments related to gross profit	1,539	13,940
Adjusted (non-GAAP) gross profit	$79,141	$182,330
Adjusted (non-GAAP) gross profit percentage	44.90%	43.66%

Operating Expense Reconciliation (GAAP/non-GAAP)
GAAP operating expense	$104,190	$249,570
Share-based compensation-research and development	2,192	2,362
Share-based compensation-sales and marketing	2,833	2,924
Share-based compensation-general and administrative	2,567	2,610
Acquisition and integration costs	-	18,094
Amortization of intangible assets	5,974	37,572
Restructuring costs	791	4,529
Change in fair value of contingent consideration	-	(13,807)
Total adjustments related to operating expense	14,357	54,284
Adjusted (non-GAAP) operating expense	$89,833	$195,286

Loss from Operations Reconciliation (GAAP/non-GAAP)
GAAP loss from operations	$(26,588)	$(81,180)
Total adjustments related to gross profit	1,539	13,940
Total adjustments related to operating expense	14,357	54,284
Adjusted (non-GAAP) loss from operations	$(10,692)	$(12,956)
Adjusted (non-GAAP) operating margin percentage	-6.07%	-3.10%

Net Loss Reconciliation (GAAP/non-GAAP)
GAAP net loss	$(26,659)	$(80,317)
Total adjustments related to gross profit	1,539	13,940
Total adjustments related to operating expense	14,357	54,284
Gain on extinguishment of debt	-	(4,948)
Change in fair value of embedded redemption feature	-	60
Adjusted (non-GAAP) net loss	$(10,763)	$(16,981)

Weighted average basic common shares outstanding	91,758	93,197
Weighted average basic common and dilutive potential common shares outstanding	91,758	93,197

Net Loss per Common Share
GAAP diluted net loss per common share	$(0.29)	$(0.86)
Adjusted (non-GAAP) diluted net loss per common share	$(0.12)	$(0.18)

APPENDIX B - Reconciliation of Adjusted (Non-GAAP) Annual Measures

	Year Ended October 31,
	2009	2010

Gross Profit Reconciliation (GAAP/non-GAAP)
GAAP gross profit	$284,830	$497,501
Share-based compensation-products	2,115	2,139
Share-based compensation-services	1,599	1,717
Amortization of intangible assets	2,734	14,521
Fair value adjustment of acquired inventory	-	42,221
Product rationalization charges	-	6,572
Total adjustments related to gross profit	6,448	67,170
Adjusted (non-GAAP) gross profit	$291,278	$564,671
Adjusted (non-GAAP) gross profit percentage	44.63%	45.66%

Operating Expense Reconciliation (GAAP/non-GAAP)
GAAP operating expense	$864,061	$819,320
Share-based compensation-research and development	10,006	9,310
Share-based compensation-sales and marketing	10,861	10,949
Share-based compensation-general and administrative	10,380	9,959
Acquisition and integration costs	-	101,379
Amortization of intangible assets	24,826	99,401
Restructuring costs	11,207	8,514
Goodwill impairment	455,673	-
Change in fair value of contingent consideration	-	(13,807)
Total adjustments related to operating expense	522,953	225,705
Adjusted (non-GAAP) operating expense	$341,108	$593,615

Loss from Operations Reconciliation (GAAP/non-GAAP)
GAAP loss from operations	$(579,231)	$(321,819)
Total adjustments related to gross profit	6,448	67,170
Total adjustments related to operating expense	522,953	225,705
Adjusted (non-GAAP) loss from operations	$(49,830)	$(28,944)
Adjusted (non-GAAP) operating margin percentage	-7.64%	-2.34%

Net Loss Reconciliation (GAAP/non-GAAP)
GAAP net loss	$(581,154)	$(333,514)
Total adjustments related to gross profit	6,448	67,170
Total adjustments related to operating expense	522,953	225,705
Loss on cost method investments	5,328	-
Gain on extinguishment of debt	-	(4,948)
Change in fair value of embedded redemption feature	-	(2,510)
Adjusted (non-GAAP) net loss	$(46,425)	$(48,097)

Weighted average basic common shares outstanding	91,167	93,103
Weighted average basic common and dilutive potential common shares outstanding	91,167	93,103

Net Loss per Common Share
GAAP diluted net loss per common share	$(6.37)	$(3.58)
Adjusted (non-GAAP) diluted net loss per common share	$(0.51)	$(0.52)

The adjusted (non-GAAP) measures above and their reconciliation to Ciena's GAAP results for the periods presented reflect adjustments relating to the following items:

  Share-based compensation costs – a non-cash expense incurred in accordance with share-based compensation accounting guidance.
  Amortization of intangible assets – a non-cash expense arising from acquisition of intangible assets, principally developed technologies and customer-related intangibles that Ciena is required to amortize over its expected useful life. The amount of amortization cost increased significantly as a result of the acquisition of the MEN Business.
  Fair value adjustment of acquired inventory – an infrequent charge required by acquisition accounting rules resulting from the required revaluation of inventory acquired from the MEN Business to estimated fair value. This revaluation resulted in a net increase in inventory carrying value and an increase in cost of goods sold for the periods indicated.
  Product rationalization charges – infrequent costs relating to excess and obsolete inventory charges and purchase commitment losses during the second quarter of fiscal 2010 associated with product rationalization decisions made by Ciena regarding the combined portfolio of products to be offered following the completion of the acquisition of the MEN Business.
  Acquisition and integration-related costs – reflects transaction expense, and consulting and third party service fees associated with the acquisition of the MEN Business and the integration of this business into Ciena's operations. Ciena does not believe that these costs are reflective of its ongoing operating expense following its completion of these integration activities.
  Restructuring costs – infrequent costs incurred as a result of restructuring activities (or in the case of recoveries, previous restructuring activities) taken to align resources with perceived market opportunities that Ciena believes are not reflective of its ongoing operating costs.
  Impairment of goodwill – a non-cash charge incurred during the second quarter of fiscal 2009 reflecting the impairment of the then remaining amount of goodwill on Ciena’s balance sheet. Ciena conducted an interim impairment assessment of goodwill at that time based on a combination of factors, including macroeconomic conditions and the sustained decline in Ciena’s common stock price and market capitalization below its net book value.
  Change in fair value of contingent consideration – a non-cash unrealized gain related to the change in fair value of a contingent refund right Ciena received relating to the lease of its Carling, Canada facility entered into as part of the acquisition of the MEN Business. As a result of a change in circumstances, including Nortel’s announcement that, as part of its pending sale of this campus, it intends to exercise an early termination feature in the lease, we recorded an unrealized gain of $13.8 million during the fourth quarter of fiscal 2010.
  Loss on cost method investments – a non-cash loss related to changes in the value of Ciena's equity investments in technology companies that Ciena does not believe is reflective of its ongoing operating costs.
  Change in fair value of embedded redemption feature – a non-cash unrealized gain or loss reflective of a mark to market fair value adjustment of an embedded derivative related to the redemption feature of Ciena's outstanding 4.0% senior convertible notes.
  Gain on extinguishment of debt – an infrequent gain related to the repurchase and early extinguishment of a portion of our outstanding senior convertible notes during the fourth quarter of fiscal 2010.

CONTACT:
Press:
Ciena Corporation
Nicole Anderson, 410-694–5786
pr@ciena.com
or
Investors:
Ciena Corporation
Gregg Lampf, 888-243–6223
ir@ciena.com